                                                                   Exhibit 10.7


                               STOCK PURCHASE AGREEMENT

     This STOCK PURCHASE AGREEMENT (the "AGREEMENT") is made and entered into as of May 5, 1998, by and among Elgar Electronics Corporation, a California corporation (the "BUYER"), Vincent S. Mutascio ("MUTASCIO") and Joseph A. Varozza, Jr. ("VAROZZA"). Mutascio and Varozza are sometimes referred to individually as a "STOCKHOLDER" and together as the "STOCKHOLDERS." The Buyer and the Stockholders are sometimes referred to herein as the "PARTIES" or individually as a "PARTY."

                                   R E C I T A L S

          WHEREAS, the Stockholders are the sole stockholders of Power Ten, a California corporation (the "COMPANY"). Each Stockholder owns that number and class of shares (the "SHARES") of the capital stock of the Company as set forth opposite such Stockholders name on EXHIBIT A hereto. The Shares constitute all of the issued and outstanding shares of capital stock, and rights to purchase capital stock, of the Corporation.

          WHEREAS, the Stockholders are selling the Shares to Buyer, and Buyer is purchasing the Shares from the Stockholders, on the terms and subject to the conditions contained in this Agreement.

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

                                  A G R E E M E N T

     1.   PURCHASE AND SALE OF SHARES.

          (a) PURCHASE PRICE. Subject to the terms and conditions hereof, the Stockholders will sell the Shares to the Buyer, and the Buyer will purchase the Shares from the Stockholders, for an aggregate purchase price (the "PURCHASE PRICE") of $17,800,000, subject to the post-Closing adjustment set forth in
Section 1(b) below.   The Purchase Price shall be payable to the Stockholders in the amount set forth beside each Seller's name on EXHIBIT A.

          (b)  PURCHASE PRICE ADJUSTMENT.

               (i) Within 60 days after the Closing Date, Arthur Andersen LLP shall prepare and deliver to the Stockholders and the Buyer an audit of the balance sheet of the Company at and as of the Closing Date (the "AUDITED CLOSING DATE BALANCE SHEET"). The Audited Closing Date Balance Sheet will be prepared in accordance with the Company's procedures as represented in Section 3(f). The Buyer will bear the fees and expenses incurred in connection with the preparation and audit of the Audited Closing Date Balance Sheet. Both Parties will make their work papers and other materials available to Arthur Andersen LLP.

               (ii) In the event that either the Stockholders or the Buyer dispute any item(s) on the Audited Closing Date Balance Sheet, such Party shall deliver a detailed statement describing such objections to the other Parties within 15 days after receiving the Audited Closing Date Balance Sheet. The Buyer and the Stockholders will use reasonable efforts to resolve any such objections themselves. If the Parties do not obtain a final resolution within 90 calendar days from the Closing Date, the Buyer and the Stockholders will select another "Big Five" accounting firm mutually acceptable to them (the "INDEPENDENT ACCOUNTANTS") to resolve any remaining objections. If the Buyer and the Stockholders are unable to agree on the choice of an accounting firm, they will select the Independent Accountants by lot (after excluding their respective regular outside accounting firms). All unresolved objections will be submitted to the Independent Accountants for resolution. The cost of retaining the Independent Accountants shall be borne by the disputing party; PROVIDED, HOWEVER, that the non-disputing party shall reimburse the disputing party for 50% of the cost of the Independent Accountants in the event that such review results in an increase (if the Stockholders are the disputing party) or decrease (if the Buyer is the disputing party) of more than $25,000 in total stockholders' equity as reflected on the Audited Closing Date Balance Sheet audited by Arthur Andersen LLP. The determination of the Independent Accountants shall be made in writing within 30 days of its selection, and the determination shall be conclusive, final and binding on the Parties.

               (iii)  The Purchase Price will be adjusted as follows:

                      (1) If the total stockholders' equity, as reflected on the Audited Closing Date Balance Sheet as finally determined, is less than $1,750,000, then the Stockholders will pay to the Buyer, in immediately available funds within ten (10) days of delivery of the Audited Closing Date Balance Sheet as finally determined, an amount equal to the difference between $1,750,000 and the total stockholders' equity as reflected on the Audited Closing Date Balance Sheet as finally determined.

                      (2) If the total stockholders' equity, as reflected on the Audited Closing Date Balance Sheet as finally determined, is greater than $1,750,000, then the Buyer will pay to the Stockholders, in immediately available funds within ten (10) days of delivery of the Audited Closing Date Balance Sheet as finally determined, an amount equal to the difference between the total stockholders' equity as reflected on the Audited Closing Date Balance Sheet as finally determined and $1,750,000.

                      (3) If the total stockholders' equity, as reflected on the Audited Closing Date Balance Sheet as finally determined, is equal to $1,750,000, then there will be no adjustment to the Purchase Price.

     2.   CLOSING.

          (a) CLOSING DATE AND TIME. The closing of the sale and purchase of the Shares (the "CLOSING") shall, unless the parties otherwise agree, take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California 94304, at 10:00 a.m. Pacific time, on May 15, 1998, or such other date or location as the Buyer may designate in writing to the Stockholders no less than two business days prior to such date (the "CLOSING DATE"), but in no event later than May 29, 1998.

          (b) CLOSING DELIVERABLES BY THE STOCKHOLDERS. At the Closing, the Stockholders shall deliver or cause to be delivered to the Buyer:

               (i) free and clear of any liens or encumbrances, one or more certificates representing the number of Shares set forth beside such Stockholder's name on EXHIBIT A hereto, duly endorsed in blank or accompanied by stock powers or other instruments of transfer executed by such Stockholder;

               (ii) a long-form certificate of good standing and a certificate of tax good standing for the Company issued by the Secretary of State of the State of California and the Franchise Tax Board, respectively, certifying that the Company is in good standing upon the records of their offices, together with certificate(s) to transact business as a foreign corporation in each state in which the Company is so qualified, each as of a date reasonably close to the Closing Date;

               (iii) copies of the Articles of Incorporation and Bylaws of the Company, in each case as amended to date, certified by the secretary or an assistant secretary of the Company;

               (iv) the written opinion of Wilson Sonsini Goodrich & Rosati, special counsel to the Stockholders, substantially in the form set forth in
     Section 6(f) hereof;

               (v) resignations, or removals by the Stockholders, of the Stockholders as directors of the Company;

               (vi) the official stock register and minute books of the Company, certified by the secretary or an assistant secretary of the Company;

               (vii)  the certificate required by Section 6(c)(iii) hereof;

               (viii) any consents, approvals or other authorizations necessary to effect the transactions contemplated hereby; and

               (ix) such other documents and instruments as Buyer or its counsel deems reasonably necessary or desirable to effectuate the transactions contemplated by this Agreement.

          (c) CLOSING DELIVERABLES BY THE BUYER. At the Closing, the Buyer shall deliver or cause to be delivered to the Stockholders:

               (i) payment in the amount set forth beside each Stockholder's name on EXHIBIT A by wire transfer of immediately available funds to the bank account specified in written instructions of such Stockholder given to the Buyer at least two business days prior to the Closing Date;

               (ii) a long-form certificate of good standing for the Buyer issued by the Secretary of State of the State of California, as of a date reasonably close to the Closing Date, certifying that Buyer is in good standing upon the records of its office;

               (iii) a certified copy of the resolutions of the Board of Directors of the Buyer authorizing all actions necessary to consummate the transactions contemplated by this Agreement;

               (iv) the written opinion of Gibson, Dunn & Crutcher LLP, counsel to the Buyer, substantially in the form set forth in Section 7(e) hereof;

               (v)    the certificate required by Section 7(c)(iii) hereof;

               (vi) any consents, approvals or other authorizations necessary to effect the transactions contemplated hereby; and

               (vii) such other documents and instruments as the Stockholders or their counsel deems reasonably necessary or desirable to effectuate the transactions contemplated by this Agreement.

     3. REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS. Except as set forth in the Disclosure Schedule attached hereto as EXHIBIT B, the Stockholders jointly represent and warrant to the Buyer as follows:

          (a) ORGANIZATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of California and has full corporate power and authority to conduct its business and to own or lease and to operate its properties as and in the places where such business is conducted and such properties are owned, leased or operated. The Company is duly qualified or licensed to do business and is in good standing in each of the jurisdictions where qualification is required. The Stockholders have delivered to the Buyer complete and correct copies of its Articles of Incorporation and Bylaws (the "ORGANIZATIONAL DOCUMENTS") of the Company, as amended or modified through and in effect on the date hereof. The Organizational Documents of the Company are in full force and effect. The Company is not in violation of any of the provisions of its Organizational Documents. The minute books of the Company, which have heretofore been made available to the Buyer, correctly reflect in all material respects (i) all corporate actions taken by the shareholders, (ii) all corporate actions taken by the directors of the Company and (iii) all other corporate actions taken by the shareholders and directors of the Company (including by any committee of the board of directors of the Company). The Company has no subsidiaries and does not own any equity interest in any other person or entity.

          (b) AUTHORIZED AND ISSUED SHARES. The authorized capital stock of the Company consists of 10,000,000 shares of common stock, without par value, of which only the Shares are issued and outstanding. The Shares have been duly authorized and validly issued and are fully paid and nonassessable. There are no preemptive or similar rights on the part of any holders of any class of securities of the Company. Except pursuant to the terms of this

Agreement, there are no subscriptions, options, warrants, conversion or other rights, agreements, commitments, arrangements or understandings obligating the Company or any of the Stockholders or any other person or entity, contingently or otherwise, to issue or sell, or cause to be issued or sold, any shares of capital stock of any class of the Company, or any securities convertible into or exchangeable for any such shares, outstanding, and no authorization therefor has been given. There are no outstanding contractual or other rights or obligations to or of any of the Stockholders or any other person or entity to repurchase, redeem or otherwise acquire any outstanding shares or other equity interests of the Company. Neither Stockholder is a party to any voting trust, proxy agreement, stockholders' agreement or other understanding (written or oral) with respect to the voting of any capital stock of the Company.

          (c) TITLE TO SHARES. Each Stockholder owns, beneficially and of record, free and clear of any liens or encumbrances, the number of Shares set forth beside such Stockholder's name on EXHIBIT A hereto. The delivery of a certificate or certificates at the Closing representing the Shares in the manner provided in Section 1 will transfer to Buyer good and valid title to the Shares free and clear of any liens or encumbrances.

          (d) AUTHORIZATION OF TRANSACTIONS. Each Stockholder has full power and authority to execute and deliver this Agreement and the employment agreements (collectively, the "EMPLOYMENT AGREEMENTS") to which he shall be a party, to perform his obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Each Stockholder has duly executed and delivered this Agreement and on the Closing Date will have duly executed and delivered the Employment Agreement to which he shall be a party. This Agreement constitutes, and each such Employment Agreement when so executed and delivered will constitute, the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms.

          (e) NO VIOLATION. The execution, delivery and performance of this Agreement and the Employment Agreements by each respective Stockholder and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with, contravene, result in a violation or breach of or default under (with or without the giving of notice or the lapse of time or both), or result in the creation of any lien or encumbrance upon any of the properties or assets of the Company under, (i) to the knowledge of Stockholders, any law applicable to the Company or any of its properties or assets, (ii) any provision of any of the Organizational Documents of the Company or (iii) to the knowledge of Stockholders, any contract, or any other agreement or instrument to which the Company is a party or by which any of its properties or assets may be bound.

          (f)  FINANCIAL STATEMENTS.     The financial statements attached
hereto as EXHIBIT C (the "FINANCIAL STATEMENTS") (i) are correct and complete in all material respects and present fairly the financial position of the Company as at the respective dates thereof, and the results of operations and cash flows of the Company for the respective periods indicated, (ii) have been derived from the accounting books and records of the Company (which books and records are correct and complete in all material respects), and (iii) have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods presented in the Financial Statements subject, in the case of interim unaudited Financial

Statements, to normal recurring year-end adjustments and except that such interim unaudited financial statements do not include full financial footnotes.

          (g) ABSENCE OF CHANGES. Since April 4, 1998, there has not been any adverse change in the assets, liabilities, business, financial condition, operations or results of operations of the Company. Without limiting the generality of the foregoing, since that date:

               (i) the Company has not transferred, assigned, conveyed or liquidated any of its assets or business, other than for fair value and in the ordinary course of its business;

               (ii) the Company has not suffered any destruction, damage or loss relating to its assets or business involving more than $10,000, whether or not covered by insurance;

               (iii) the Company has not suffered, permitted or incurred the imposition of any lien or encumbrance (other than arising in the ordinary course of business) or other claim upon any of its assets or business;

               (iv) the Company has not defaulted in the performance of any of its obligations under or with respect to any agreement or contract to which it is a party in any manner which, individually or in the aggregate, has had or could have a material adverse effect upon its business, prospects, operations or assets, or which could otherwise result in the termination of any such agreement or contract or the incurrence of any material liability thereunder;

               (v) the Company has not made or agreed to any change in the terms of any agreement or contract to which it is a party in any manner which has materially increased the expenses of the Company related thereto, materially modified the term or duration thereof or otherwise materially adversely affected the rights of the Company thereunder, or terminated, or suffered the termination of, any agreement or contract, which was of any material value or benefit to the Company;

               (vi) the Company has not waived, terminated or canceled any claim or right relating to its assets or business which it has against others, other than such settlements or compromises with respect to the payment of its accounts receivable as made in the ordinary course in a manner consistent with past practice;

               (vii) the Company has not (A) granted any increase in the compensation or other benefits payable to any of the Company's directors, officers, employees, agents, representatives or independent contractors or
     (B) made any loan to, or entered into any other transaction with, any of its directors, officers and employees outside the ordinary course of business or involving more than $10,000, giving rise to any claim or right on its part against the person or on the part of the person against it;

               (viii) the Company has not incurred any other material liability or obligation or entered into any transaction other than as incurred in the ordinary course of the Company's business and consistent in nature and amount with past practice and experience;

               (ix) the Company has not entered into any contract, lease, sublease, license or sublicense (or series or related contracts, leases, subleases, licenses and sublicenses), except orders for the Company's products, either involving more than $50,000 or outside the ordinary course of business;

               (x) the Company has not accelerated, terminated, modified or canceled any contract, lease, sublease, license or sublicense (or series of related contracts, leases, subleases, licenses and sublicenses) involving more than $50,000 to which the Company is a party or by which it is bound, except orders shipped "c.o.d.";

               (xi) no party has notified the Company of any acceleration, termination, modification or cancellation of any material customer contract or any contract, agreement, lease, sublease, license or sublicense (or series of related contracts, leases, subleases, licenses and sublicenses) involving more than $50,000 to which the Company is a party or by which it is bound;

               (xii) the Company has not made any capital expenditure (or series of related capital expenditures) either involving more than $10,000 individually or $25,000 in the aggregate, or outside the ordinary course of business;

               (xiii) the Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of any other person (or series of related capital investments, loans or acquisitions) either involving more than $10,000 individually or $25,000 in the aggregate;

               (xiv) the Company has not delayed or postponed (beyond its normal practice) the payment of accounts payable and other liabilities;

               (xv) there has been no change made or authorized in its Articles or Bylaws;

               (xvi) the Company has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement with any of its full-time staff employees;

               (xvii) the Company has not adopted any (A) bonus,
     (B) profit-sharing, (C) incentive compensation, (D) pension,
     (E) retirement, (F) medical, hospitalization, life, or other insurance,
     (G) severance or (H) other plan, contract or commitment for any of its directors, officers and employees, or modified or terminated any existing such plan, contract or commitment;

               (xviii) the Company has not lost and does not have notice of any potential loss of any significant customer or supplier;

               (xix) the Company has not changed its accounting methods or principles;

               (xx) the Company has not suffered any material shortages of raw materials used in the production of its products;

               (xxi) the Company has not made any material provisions for inventory markdowns or inventory shrinkage;

               (xxii) the Company has not made or paid any non-cash dividends or distributions to Stockholders or any other persons whether or not upon or in respect of its capital stock;

               (xxiii) the Company has not redeemed or otherwise acquired any shares of its capital stock or issued any capital stock or any option, warrant or right relating thereto or any securities convertible into or exchangeable for any shares of its capital stock; and

               (xxiv) the Company has not agreed to do any of the foregoing.

          (h)  REAL PROPERTY; TANGIBLE ASSETS.

               (i) The Company does not own any real property. The Company has good and valid leasehold interests in, and on the Closing Date will have good and valid leasehold interests in, all real property which is leased by the Company for operation of its business (the "REAL PROPERTY"). A list of all Real Property currently leased by the Company is set forth on SCHEDULE 3(h)(i) hereto. All such leases of Real Property are valid, binding and enforceable in accordance with their respective terms. The Company is not in material default under any such leases, and to the knowledge of the Stockholders, there does not exist under any such lease any material default of any other party or any event which with notice or lapse of time or both would constitute a material default. To the knowledge of the Stockholders, the Real Property is free from any defects that have, or reasonably could have, a material adverse effect on the Company.

               (ii) The Company has good and valid title to, or a valid leasehold in, all assets that are material to the Company, including but not limited to all such assets reflected in the balance sheet dated as of April 4, 1998 (the "INTERIM BALANCE SHEET") contained in the Financial Statements or acquired since the date thereof (except as may be disposed of in the ordinary course of business), in each case free and clear of any liens or encumbrances, except those for taxes not yet due and payable, statutory liens and encumbrances for sums not yet delinquent, and liens and encumbrances not interfering in any material respect with the ordinary course of business. The tangible assets (whether owned or leased) of the Company, in the aggregate, are in good operating condition, ordinary wear and tear excepted. A list of all tangible property currently leased by the Company is set forth on SCHEDULE 3(h)(ii) hereto. The Interim Balance Sheet reflects all tangible assets and properties, real or personal, utilized by the Company in the conduct of its business, except to the extent such assets and properties have been sold or transferred in the ordinary course of business since the date of the Interim Balance Sheet.

          (i) LITIGATION. There are no lawsuits, actions, suits, claims or other proceedings at law or in equity, or to the knowledge of the Stockholders, investigations, before or by any court, arbitral body or quasi-judicial or administrative authority of any federal, state, local or foreign jurisdiction (a "GOVERNMENTAL BODY") pending or, to the knowledge of the Stockholders, threatened, against the Company. There are no outstanding orders, judgments, decrees or injunctions issued by any Governmental Body against the Company.

          (j) INSURANCE. SCHEDULE 3(j) hereto contains an accurate and complete list of all policies of fire, liability, keyman life insurance, worker's compensation, products liability and other forms of insurance owned or held by or beneficially for the Company. All such policies are in full force and effect, no premiums with respect thereto are past due and no notice of cancellation or termination has been received by the Stockholders or the Company with respect to any such policy. The Company has complied in all material respects with the terms and provisions of such policies. Neither the Stockholders nor the Company has received any notification that material changes are required in the conduct of the Company's business as a condition to the continuation of coverage under or renewal of any such policy. True, correct and complete copies of such insurance policies have been made available to the Buyer.

          (k)  EMPLOYEE CONTRACTS AND LOANS.

               (i) SCHEDULE 3(k) hereto sets forth a true, complete and correct list of all of the current directors and officers of the Company.

               (ii) The Company is not a party to, and does not have any obligations, contingent or otherwise, under, (1) any employment or consulting agreement with any employee, agent or independent contractor or
     (2) any collective bargaining agreement or other contract with a labor or employee group (collectively, "EMPLOYEE CONTRACTS").

               (iii) There are no outstanding loans which the Company has made to any of its employees, stockholders, directors or officers of the Company (collectively, "INSIDER LOANS"). All Insider Loans owing from the Stockholders or any directors of the Company have been fully repaid to the Company on or before the Closing Date.

               (iv) (1) The Company (x) does not maintain any employee benefit plan (including, for this purpose, without limitation, any employee benefit plan within the meaning of Section 3(3) of ERISA and any other plan, program, contract or arrangement providing pension, profit sharing, retirement, health, life, disability, deferred compensation, equity participation, severance and vacation pay benefits), (y) does not presently contribute to any employee benefit plan maintained by any other person or entity and (z) is not liable for any payments pursuant to any employee benefit plan maintained by the Company or any other person or entity, except for routine claims for benefits under the Company's employee benefit plans, (2) with respect to each employee benefit plan set forth on the Disclosure Schedule, if any, (x) there are no material benefit obligations for which contributions have not been made or properly accrued, (y) the Company has no "accumulated funding deficiency" (as defined in Section 412 of the Internal Revenue Code of 1986, as amended (the "CODE"), whether or not waived and (z) each plan has been maintained in all material respects in accordance with its terms and in compliance with the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (in the case of plans governed by ERISA), the Code and all other applicable laws and (C) no "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) has occurred with respect to any such plan which is an Employee Pension
     Benefit Plan (as defined in ERISA), or its related trust, which could subject the Company, or any officer, director or employee of the Company, to any tax or penalty imposed under Section 4975 of the Code, or Section 502(l) of ERISA, or liability under Section 406 of ERISA.

               (v) No employee benefit plans exist which provide for health, medical or life insurance benefits with respect to current or former employees of the Company beyond their retirement date or other termination of service (other than coverage mandated by applicable law or benefits the full cost of which is to be borne by the current or former employee or his or her beneficiary), nor has the Company maintained or contributed to any employee benefit plan which is a "defined benefit plan" as such term is defined in Section 3(35) of ERISA or a "multiemployer plan" as such term is defined in Section 3(37) of ERISA. With respect to all of its past and present employees, the Company has complied in all material respects with the notice and continuation requirements of Part 6 of Subtitle B of Title I of ERISA and of Section 4980B of the Code. All contributions (including all employer contributions and employee salary reduction contributions, if any) have been paid within the statutory time periods to each such plan which is an Employee Pension Benefit Plan.

               (vi) To the Stockholders' knowledge, each employee benefit plan which is intended to meet the requirements of Section 125 of the Code meets such requirements, in all material respects, and each program of benefits for which employee contributions are provided pursuant to elections under any such employee benefit plan meets, in all material respects, the requirements of the Code applicable thereto. Each employee benefit plan which is intended to be a qualified plan within the meaning of
     Section 401(a) of the Code has been determined by the IRS to be so qualified and nothing has occurred to cause the loss of such qualified status. With respect to each plan governed by ERISA, the Company previously has made available to Buyer a true and correct copy of, where applicable, the most recent annual report (Form 5500) filed with the IRS, the plan document, each trust agreement and group annuity contract, if any, relating to such plan, the most recent summary plan description and the most recent determination letter issued by the Internal Revenue Service, and all related service, management and insurance contracts or policies.

               (vii) No employee or director of the Company shall be entitled to any additional benefit under any employee benefit plan by reason of the consummation of the transactions contemplated by this Agreement.

          (l) EMPLOYEES, LABOR MATTERS, ETC. The Company is not a party to or bound by any collective bargaining or other labor agreement, and there are no labor unions or other organizations representing, or attempting to represent, any employees employed by the Company. There are no labor disputes currently subject to any grievance procedure, arbitration or litigation and there is no representation petition pending or, to the knowledge of the Stockholders, threatened with respect to any employee of the Company. There is no unfair labor practice complaint against the Company pending before the National Labor Relations Board or any other governmental authority. There is no labor strike, dispute, slowdown or work stoppage actually pending or threatened against or involving the Company, nor has the Company experienced any such strikes, slowdowns, work stoppages or other material labor difficulty at any time since January 1, 1990.

          (m) CONTRACTS. SCHEDULE 3(m) hereto contains a complete and correct list, as of the date hereof, of all material agreements or contracts of the Company, whether written or oral. The Stockholders have delivered to the Buyer complete and correct copies of all such written agreements or contracts and written summaries of any such oral contracts. All such agreements and contracts are legal, valid, binding, in full force and effect and enforceable against each party thereto, subject to limitations of public policy, bankruptcy, moratorium, insolvency and similar laws. There does not exist under any agreement or contract any material violation, breach or event of default, or event or condition that, after notice or lapse of time or both, would constitute a material violation, breach or event of default thereunder, on the part of the Company or any other person or entity.

          (n) BANK ACCOUNTS. SCHEDULE 3(n) hereto sets forth a complete and correct list of each bank in which the Company has an account or safe deposit or lock box, the account or box number, as the case may be, and the name of every person authorized to draw thereon or having access thereto.

          (o) COMPLIANCE WITH LAWS. The Company is not, and has not been, in any material respect, in conflict with or in violation or breach of or default under (and there exists no event that, with notice or passage of time or both, would constitute a conflict, violation, breach or default with, of or under)
(i) to the knowledge of the Stockholders, any applicable law, rule or regulation relating to any of the Company's properties or assets, or the protection of the health and safety of employees or the public, (ii) any provision of its Organizational Documents, or (iii) any material agreement or contract to which the Company is a party or by which it or any of its properties or assets is bound or affected, except in the case of the foregoing clauses (i) and (iii) for any such conflicts, breaches, violations and defaults that, individually and in the aggregate, have not had or resulted in or could not reasonably be expected to have or result in a material adverse effect on the Company. The Company has not received any notice alleging any such conflict, violation, breach or default.

          (p) PERMITS. The Company is the record holder of, and possesses, all licenses, permits and other authorizations, approvals or consents necessary for the conduct of its business, the ownership or use of any of its assets or properties or the use or occupancy of the business premises. The consummation of the transactions contemplated hereby will not result in, or give rise to any basis for, the termination of any such license, permit or other authorization, approval or consent, nor does any other reasonable basis currently exist for the termination of any such license, permit or other authorization, approval or consent.

          (q) INVENTORIES. All current inventories of raw materials, supplies, work in progress and finished goods of the Company are of good, usable and merchantable quality. All such inventories are of such quality as to meet the quality control standards of the Company, and all such inventories are recorded on the books at the lower of first-in, first-out weighted average cost or net realizable market value determined in accordance with GAAP consistent with the Company's past practices, and the books do not reflect the inclusion of any obsolete items, except those written down to their net realizable market value.

          (r) ACCOUNTS RECEIVABLE. SCHEDULE 3(r) hereto (the "RECEIVABLE SCHEDULE") sets forth a true, complete and correct schedule of the accounts receivables of the Company as of the Closing Date, together with an accurate aging of the same. All outstanding accounts receivable have arisen from valid and BONA FIDE sales in the ordinary course of business, are not subject to any offset or counterclaim and are collectible in the ordinary course of business.

          (s) ACCOUNTS PAYABLE. SCHEDULE 3(s) attached hereto (the "PAYABLES SCHEDULE") sets forth a true, complete and correct schedule of all accounts payable of the Company as of the Closing Date, together with an accurate aging of the same. All of the outstanding accounts payable arose from BONA FIDE purchases of goods or services in the ordinary course of business.

          (t) LOCATION AND CONDITION OF PROPERTY. All tangible personal property of the Company, both owned and leased, is located at the business premises. The business premises and all machinery, equipment and all other material items of personal property (exclusive of inventory) used in the production operations of the Company are adequate and in good condition and repair, reasonable wear and tear consistent with age and usage excepted, and sufficient to permit the business of the Company to be operated in a manner consistent with past practice.

          (u) AFFILIATE TRANSACTIONS. Except for such compensation arrangements as have existed with respect to services rendered by the Stockholders as employees of the Company, and except for any Insider Loans otherwise disclosed in the Disclosure Schedule, no business arrangements or transactions exist between the Company and either of the Stockholders, any member of such Stockholder's family or any other business entity owned or controlled by or affiliated with either such Stockholder.

          (v) SUPPLIERS; CUSTOMERS; RAW MATERIALS. SCHEDULE 3(v) attached hereto sets forth a true, complete and correct list of the 30 highest order-generating customers of the Company for each of (i) the Company's fiscal year ended September 30, 1997 and (ii) the six-month period ended April 4, 1998. The Stockholders have not been notified that, nor do they have knowledge that, any supplier or customer would or may cancel or otherwise modify its relationship with the Company or materially decrease or limit its supply of services or products to the Company or its purchases of the services or products of the Company following, or as a result of, the consummation of the transactions contemplated hereby.

          (w) TAX MATTERS. The Company has filed, or caused to be filed in compliance with applicable law, true, correct and complete returns, declarations of estimated tax, tax reports, information returns and statements required to be filed by it prior to the Closing relating to all taxes payable by the Company (collectively, the "TAX RETURNS") and has paid all taxes required to have been paid with respect to such Tax Returns and has accrued for taxes not yet due and payable on the Audited Closing Date Balance Sheet in accordance with GAAP. The Company has not waived any statute of limitations affecting any tax liability or agreed to any extension of time during which a tax assessment or deficiency assessment may be made. There are no pending audits of any Tax Returns, and the Company has not received written notice of any unresolved questions or claims concerning its tax liability. The Company is not, nor has it been, a party to any tax sharing agreement and has not, during the five-year period ending on the Closing
Date, been a personal holding company within the meaning of Section 541 of the Code. The Company has complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of taxes and has withheld all amounts required by applicable law to be withheld from the wages or salaries of employees. The Company is not a "consenting corporation" under Section 341(f) of the Code. The Company is not required to make any payments that would result in a non-deductible expense under
Section 280G of the Code. The Company has not been a member of an affiliated group of corporations under Section 1504 of the Code.

          (x)  INTELLECTUAL PROPERTY.

               (i) SCHEDULE 3(x)(i) attached hereto sets forth a true, complete and correct list, including the nature (e.g., patent, trademark, etc.), of the application or registration number, the jurisdiction and the record owner, of (i) all patents, pending patent applications, trademarks, servicemarks, pending trademark or servicemark applications and trade names licensed to, applied for or registered in the name of, the Company and
     (ii) all material copyright registrations or pending applications for registrations of the Company (the "LISTED INTELLECTUAL PROPERTY"). The Listed Intellectual Property together with all other trade secrets, know-how and confidential information used in the conduct of the business of the Company is referred to herein as the "INTELLECTUAL PROPERTY RIGHTS." Each Intellectual Property Right owned or used by the Company immediately prior to the Closing Date will be owned or available for use by the Company on identical terms and conditions immediately subsequent to the Closing Date.

               (ii) To the knowledge of each Stockholder, no registration relating to any Listed Intellectual Property has lapsed, expired or been abandoned or canceled, nor the subject of any cancellation proceedings;

               (iii) To the knowledge of the Stockholders, the Company has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of third parties, and neither the Stockholders, the Company nor any of its officers (or employees with responsibility for intellectual property matters) has received within the past year any charge, complaint, claim or notice alleging any such interference, infringement, misappropriation or violation;

               (iv) All such Intellectual Property Rights are free and clear of any claims, or any proprietary, financial or other interest, of any other person, including the Stockholders or any present or former employee of the Company or any predecessor of the Company;

               (v) SCHEDULE 3(x)(v) of the Disclosure Schedule also identifies each item of intellectual property that any third party owns and that the Company uses pursuant to license, sublicense, agreement or permission (other than general commercial software). With respect to each such item of used intellectual property:

                    (A) to the knowledge of the Stockholders, the license, sublicense, agreement or permission covering the item is legal, valid, binding, enforceable and in full force and effect;

                    (B) to the knowledge of the Stockholders, the license, sublicense, agreement or permission will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

                    (C) the Company is not, and to the knowledge of the Stockholders and officers (and employees with responsibility for intellectual property matters) of the Company, no other party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder; and

                    (D) to the knowledge of the Stockholders and officers (and employees with responsibility for intellectual property matters) of the Company, no charge, complaint, action, suit, proceedings, hearing, investigation, claim or demand is pending or is threatened which challenges the legality, validity or enforceability of the underlying item of intellectual property.

          (y)  ENVIRONMENTAL MATTERS.

               (i) the Real Property, and properties formerly owned or operated by the Company, and all activities and conduct of the Company related thereto, comply and have at all times complied with Environmental Laws in all material respects;

               (ii) there has been no disposal, release, or threatened release of Hazardous Substances by the Company on, under, in, from or about the Real Property, or properties formerly owned or operated by the Company, that has subjected or could reasonably be expected to subject the Company to material liability under any Environmental Law;

               (iii) the Company has not disposed or arranged for disposal of Hazardous Substances on any third-party property that has subjected or, to the knowledge of the Stockholders, may subject the Company to material liability under any Environmental Law;

               (iv) the Company has not received any notice, demand, letter, claim or request for information relating to the Real Property or properties formerly owned or operated by the Company alleging violation of or liability under any Environmental Law and there are no proceedings, actions, orders, decrees, injunctions or other claims pending before any court, arbitral body or governmental authority, or to the knowledge of the Company, any threatened actions or claims, relating to or otherwise alleging liability under any Environmental Law;

               (v) the Company has not exposed any employee or third party to any Hazardous Substance or condition which has subjected or may, to the knowledge of the Stockholders, subject the Company to material liability under any Environmental Law;

               (vi) no underground storage tanks, asbestos-containing material or polychlorinated biphenyls have ever been located on the Real Property or properties formerly owned or operated by the Company; and

               (vii) the Company has delivered to Buyer copies of all material environmental assessments, audits, studies and other environmental reports in its possession relating to the Real Property or any property formerly owned or operated by the Company.

          As used herein:

                    "ENVIRONMENTAL LAW" means any federal, state, local or foreign law, statute, ordinance, rule, regulation or treaty; all judicial, administrative, and regulatory orders, judgments, decrees, permits and authorizations; and common law relating to (1) the protection, investigation, remediation, or restoration of the environment or natural resources, (2) the handling, use, storage, treatment, disposal, release or threatened release of any Hazardous Substance or (3) any injury or threat of injury to persons or property arising out of exposure to any Hazardous Substance; and

                    "HAZARDOUS SUBSTANCE" means any substance, material or waste that is (1) listed, classified or regulated in any concentration pursuant to any Environmental Law, (2) any petroleum hydrocarbon, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon or (3) any other substance, material or waste which is subject to any Environmental Law.

          (z) ORDERS AND BACKLOG. SCHEDULE 3(z) attached hereto (the "ORDER SCHEDULE") sets forth a true, complete and correct schedule of all product orders and backlog of the Company as of the Closing.

          (aa) BROKERS' FEES. Except for or as related to such arrangements as may exist with The Geneva Companies, neither the Company nor either Stockholder has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated hereby or based in any way upon agreements, arrangements or understandings made by or on behalf of either such Stockholder hereunder or under any of the other documents to which either Stockholder is a party.

          (bb) COMPLETENESS OF DISCLOSURE. The Stockholders have delivered or made available true and complete copies of each document that has been requested by the Buyer or its counsel. No representation or warranty by the Stockholders in this Agreement, or in any agreement, instrument or other documents contemplated to be executed by either Stockholder pursuant hereto, when read together, contains any untrue statement of a material fact or to the knowledge of each of the Stockholders, omits to state a material fact necessary to be stated, when read together, to make the statements contained herein or therein not misleading in light of the circumstances in which they were made.

          (cc) CONSENTS. Neither the Stockholders nor the Company is required to obtain the consent, waiver, approval or authorization of, or make a filing with, any governmental authority in connection with the execution and delivery of this Agreement and the Employment Agreements or the consummation of the transactions contemplated hereby and thereby.

          (dd) HSR MATTERS.

               (x) SIZE OF ACQUIRED PERSON--ASSETS. The total assets of the Company, as shown on its most recent, regularly prepared balance sheet, when added separately to the total assets of each additional entity (if any) controlled by either of the Stockholders within the meaning of 16 C.F.R. Section 801.1(b), and all other income-producing assets (as defined in 16 C.F.R. Section 801.11) of either of the Stockholders considered separately, are less than $10,000,000.

               (y) SIZE OF ACQUIRED PERSON--SALES. The annual net sales of the Company, as shown on its most recent annual statement of income and expense, when added separately to the annual net sales of each additional entity (if any) controlled by either of the Stockholders within the meaning of 16 C.F.R. Section 801.1(b), and all other annual net sales of either of the Stockholders considered separately, are less than $10,000,000.

          (ee) UNDISCLOSED LIABILITIES. As of April 4, 1998, all liabilities of the Company (whether accrued, unmatured, contingent or otherwise and whether due or to become due) are set forth or adequately reserved against or otherwise disclosed on the Interim Balance Sheet, in each case in accordance with GAAP, consistently applied by the Company. Since April 4, 1998, the Company has not incurred any other liabilities, except for liabilities incurred in the ordinary course of business as theretofore conducted which are not materially adverse to the operations or prospects (financial or otherwise) of the Company's business.

          (ff) CERTAIN BUSINESS PRACTICES. Neither the Stockholders, the Company nor any of its directors, officers, agents or employees has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended or (iii) to the knowledge of the Stockholders, made any other unlawful payment.

          (gg) WARRANTIES. There is no outstanding action, suit, arbitration or other proceeding, and no claim, demand, demand letter, lien or notice of noncompliance or violation has been asserted in writing against the Company and, to the knowledge of the Stockholders, no event or circumstance has occurred that could reasonably be expected to constitute the basis of any claim against the Company for injury to any person or any property suffered as a result of the manufacture, distribution or sale of any product or material by the Company, including any claim arising out of the defective or unsafe nature, or allegedly defective or unsafe nature, of any such product or material.

     4. REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer represents and warrants to the Stockholders as follows:

          (a) CORPORATE STATUS; AUTHORIZATION, ETC. The Buyer is a corporation duly incorporated and validly existing and in good standing under the laws of California, and has full corporate power and authority to execute and deliver this Agreement and the Employment Agreements to which the Buyer shall be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Employment Agreements to which the Buyer shall be a party, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action of the Buyer. The Buyer has duly executed and delivered this Agreement and the Employment Agreements to which it shall be a party. This Agreement constitutes, and each such Employment Agreement when so executed and delivered by the Buyer will constitute, the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its respective terms.

          (b) CONSENTS. No consent, waiver, approval, or authorization of, or filing with, any governmental authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Employment Agreements or the consummation of the transactions contemplated hereby and thereby.

          (c) NO CONFLICTS, ETC. The execution, delivery and performance by the Buyer of this Agreement and the Employment Agreements to which the Buyer is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with, contravene, result in a violation or breach of or default under (with or without the giving of notice or the lapse of time, or both), under (i) any law applicable to the Buyer or any of its properties or assets, (ii) any provision of any of the Organizational Documents of the Buyer or (iii) any contract, agreement or other instrument to which the Buyer is a party.

          (d) LITIGATION REGARDING PREVIOUS ACQUISITIONS OR OPERATIONS. There is not nor has there been (i) any litigation arising out of or in connection with the acquisition by Buyer of any entity or (ii) any litigation arising out of or in connection with the employment of any individual who was employed by Buyer arising out of or in connection with any acquisition by Buyer of any entity.

     5. PRE-CLOSING COVENANTS. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

          (a) GENERAL. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

          (b) NOTICES AND CONSENTS. The Stockholders will cause the Company to give any notices to third parties, and will cause the Company to use its reasonable best efforts to obtain third-party consents, that the Buyer may reasonably request in connection with the matters pertaining to the Company disclosed or required to be disclosed in the Disclosure Schedule. Each of the Parties will take any additional action (and the Stockholders will cause the Company to take any additional action) that may be necessary, proper or advisable in connection with any other notices to, filings with, and authorizations, consents, and approvals of Governmental Bodies, and third parties that he, she or it may be required to give, make or obtain.

          (c) OPERATION OF BUSINESS. Except as contemplated hereby or as may be incidental to or in furtherance of the transactions contemplated hereby or as may have been set forth herein or in the Disclosure Schedule, the Stockholders will not cause or permit the Company to engage in any practice, take any action, embark on any course of inaction or enter into any transaction outside the ordinary course of business or that would constitute a breach of the representation and warranty contained in Section 3(g) if such action, inaction or transaction occurred after April 4, 1998 and prior to the date of this Agreement.

          (d) PRESERVATION OF BUSINESS. Except as contemplated hereby or as may be incidental to or in furtherance of the transactions contemplated hereby or as may have been set forth herein or in the Disclosure Schedule, the Stockholders will cause the Company to use its best efforts to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers and employees.

          (e) ACCESS. Only in the event that neither the Buyer nor the Stockholders exercised its right to terminate this Agreement as provided in
Section 11 herein, the Stockholders will permit, and the Stockholders will cause the Company to permit, representatives of the Buyer to have access at reasonable times, and in a manner so as not to interfere with the normal business operations of the Company, to the headquarters and all other facilities of the Company, to all books, records, contracts, tax records and documents of or pertaining to the Company and to all employees, customers and suppliers of the Company.

          (f) NOTICE OF DEVELOPMENTS. The Stockholders will give prompt written notice to the Buyer of any material development affecting the assets, liabilities, business, financial condition, operations, results of operations or future prospects of the Company. Each Party will give prompt written notice to the others of any material development affecting the ability of the Parties to consummate the transactions contemplated by this Agreement.

          (g) EXCLUSIVITY. The Stockholders will not (and the Stockholders will not cause or permit the Company to) (i) solicit, initiate or encourage the submission of any proposal or offer from any person relating to any
(A) liquidation, dissolution or recapitalization, (B) merger or consolidation,
(C) acquisition or purchase of securities or assets or (D) similar transaction or business combination involving the Company or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in or facilitate in any other manner any effort or attempt by any person to do or seek, any of the foregoing. The Stockholders will notify the Buyer immediately if any person makes any proposal, offer, inquiry or contact with respect to any of the foregoing.

          (h) AUDITS. The Stockholders shall cause the Company to cooperate with Buyer in connection with any audit by Arthur Andersen LLP of the Company's financial statements for the twelve-month period ended April 4, 1998 (which audit shall be paid for by Buyer) or for other prior periods, including causing the Company to provide Buyer with access to all related work papers and other documents of the Company relating to any such audits.

     6. CONDITIONS PRECEDENT OF THE BUYER. The obligations of the Buyer to consummate the transactions contemplated hereby shall be subject to the fulfillment or waiver on or prior to the Closing Date of the following conditions:

          (a) NO INJUNCTION, ETC. Consummation of the transactions contemplated hereby or by the Employment Agreements shall not have been restrained, enjoined or otherwise prohibited or made illegal by any applicable law, including any order, injunction, decree or judgment of any court, arbitral body or governmental authority. No action or proceeding shall be pending or threatened by any governmental authority or other person or entity on the Closing Date before any court or other governmental authority to restrain, enjoin or otherwise prevent the consummation of the transactions contemplated hereby or by the Employment Agreements.

          (b) EMPLOYMENT AGREEMENTS. The Employment Agreements, the form of which is attached hereto as EXHIBIT D, shall have been duly executed and delivered by each party.

          (c)  REPRESENTATIONS; PERFORMANCE.

               (i) The representations and warranties of the Stockholders contained in Section 3 or in any Employment Agreement shall be true and correct in all material respects on the date of this Agreement and at and as of the Closing Date.

               (ii) The Stockholders shall have in all material respects duly performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by the Stockholders on or prior to the Closing Date.

               (iii) The Stockholders shall have delivered to the Buyer a certificate dated the Closing Date and signed by the Stockholders certifying to the satisfaction of the requirements of Sections 6(c)(i) and
     (ii) above.

          (d) CONSENTS. All governmental approvals and consents required to be made or obtained by the Stockholders in connection with the execution and delivery of this Agreement and the Employment Agreements or the consummation of the transactions contemplated hereby or thereby shall have been made or obtained. Complete and correct copies of all such governmental approvals and consents shall have been delivered to the Buyer.

          (e) NO MATERIAL ADVERSE EFFECT. No event, occurrence, fact, condition, change, development or effect shall exist or have occurred or come to exist or been threatened that, individually or in the aggregate, has had or resulted in, or could reasonably be expected to become or result in, a material adverse effect on the business, operations or prospects of the Company.

          (f) OPINION OF COUNSEL. The Buyer shall have received an opinion, addressed to it and dated the Closing Date, from Wilson Sonsini Goodrich & Rosati, special counsel to the Stockholders (which will specifically state that the Buyer's lenders are entitled to rely on such opinion as if it were addressed to them), to the effect that:

               (i) The Company is duly organized, validly existing and in good standing under the laws of the State of California, and it has all requisite power to own, lease and operate its assets, properties and business as now conducted. The Company does not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, business, trust or other entity.

               (ii) The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in every jurisdiction in which the nature of business or the location of its properties requires such qualification or licensing.

               (iii) Based solely upon a review of the Company's Articles of Incorporation, the authorized capital stock of the Company consists solely of 10,000,000 shares of common stock, without par value. The Shares
     (A) are owned of record by the Stockholders in the amounts set forth on EXHIBIT A attached hereto, (B) have been duly authorized, are validly issued and outstanding, are fully paid and nonassessable and (C) based solely upon a review of the Company's stock book and minute book, constitute all of the issued and outstanding shares of capital stock of the Company. To our knowledge, there are outstanding no securities convertible into, exchangeable for or carrying the right to acquire equity securities of the Company, or subscriptions, warrants, options, rights, calls, agreements, demands or other arrangements or commitments of any character obligating the Company to issue or dispose of any of its equity securities or any ownership interests in the capital stock of the Company.

               (iv) Assuming the Buyer is acquiring the Shares in good faith without notice of any adverse claim, upon payment for, and delivery of, the Shares to Buyer pursuant to the Agreement, the Buyer will acquire the Shares, free of any adverse claim.

               (v) Neither the execution and delivery of this Agreement and the documents contemplated hereby nor the consummation of the transactions contemplated thereby will violate any provision of the Organizational Documents, or, to the knowledge of such counsel, (1) constitute a violation of, be in conflict with, constitute a breach or default under any material agreement or contract (listed in Exhibit A to such opinion) or any judgment, decree, order, regulation or rule of any court, arbitral body, or governmental authority to which the Company is subject or by which it or any of its assets or properties are otherwise expressly bound, (2) result in the acceleration of the maturity of, or give any person or entity the right to so accelerate the maturity of, any debt, liability or obligation of the Company payable to any bank, institutional lender or other creditor in respect of any agreement or contract (listed in Exhibit A to such opinion) or (3) require any authorization, consent or approval of, exemption or other action by, or notice to, any federal or California governmental agency.

               (vi) Except as set forth in the Disclosure Schedule, to such counsel's knowledge, there is no claim, action, suit, investigation or proceeding of any kind pending in any federal or California court, arbitral tribunal, or before any federal or California governmental agency in which the Company has been served with process or otherwise received actual notice, and, to our knowledge, there is no threat of any such claim, action, suit, investigation or proceeding against, involving, affecting or relating to the Company.

          (g) INDEBTEDNESS. All promissory notes or other indebtedness owing to the Company from any officer or director of the Company or any of the Stockholders shall have been paid in full, and any promissory notes or other indebtedness of the Company owing to any officer or director of the Company or any of the Stockholders shall have been paid in full, and the President of the Company shall have delivered a certificate to the Buyer so stating.

          (h) CORPORATE AND OTHER PROCEEDINGS. All corporate proceedings of the Company in connection with the transactions contemplated by this Agreement and the Employment Agreements, and all documents and instruments incident thereto that are documents and instruments required to evidence corporate approval, shall be reasonably satisfactory in substance and form to the Buyer and its counsel, and the Buyer and its counsel shall have received all such documents and instruments, or copies thereof, certified if requested, as may be reasonably requested. The Company shall have amended its Bylaws prior to the Closing Date to delete Section 8.7 thereof.

     7. CONDITIONS TO OBLIGATIONS OF THE STOCKHOLDERS. The obligation of the Stockholders to consummate the transactions contemplated hereby shall be subject to the fulfillment, on or prior to the Closing Date, of the following conditions:

          (a) NO INJUNCTION, ETC. Consummation of the transactions contemplated hereby or by the Employment Agreements shall not have been restrained, enjoined or otherwise prohibited or made illegal by any applicable law, including any order, injunction, decree or judgment of any court, arbitral body or governmental authority. No action or proceeding shall be pending or threatened by any governmental authority or other person or entity on the Closing Date before any court or other governmental authority to restrain, enjoin or otherwise prevent the consummation of the transactions contemplated hereby or by the Employment Agreements.

          (b) EMPLOYMENT AGREEMENTS. The Employment Agreements, the form of which is attached hereto as EXHIBIT D, shall have been duly executed and delivered by each party.

          (c)  REPRESENTATIONS, PERFORMANCE, ETC.

               (i) The representations and warranties of the Buyer contained in Section 4 shall be true and correct in all material respects on the date of this Agreement and at and as of the Closing Date.

               (ii) The Buyer shall have in all material respects duly performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

               (iii) The Buyer shall have delivered to the Stockholders a certificate dated the Closing Date and signed by the Buyer's President or a Vice President certifying to the satisfaction of the requirements of Sections 7(c)(i) and (ii) above.

          (d) CONSENTS. All governmental approvals and consents required to be made or obtained by the Buyer in connection with the execution and delivery of this Agreement and the Employment Agreements or the consummation of the transactions contemplated hereby or thereby shall have been made or obtained. Complete and correct copies of all such governmental approvals and consents shall have been delivered to the Stockholders.

          (e) OPINION OF COUNSEL. The Stockholders shall have received an opinion, addressed to them and dated the Closing Date, of Gibson Dunn & Crutcher LLP, counsel for the Buyer to the effect that:

               (i) Buyer is a corporation duly organized and validly existing and in good standing under the laws of the State of California, with all requisite corporate power and authority to purchase and own the shares of capital stock acquired hereunder.

               (ii) This Agreement has been duly executed and delivered by Buyer, and all action required to be taken by Buyer by law to authorize the execution, delivery and performance of this Agreement has been taken, and the Agreement constitutes a binding obligation of the Buyer enforceable against the Buyer in accordance with its terms (subject to customary assumptions, limitations and exceptions).

               (iii) To the knowledge of such counsel, neither the execution and delivery by Buyer of this Agreement, nor compliance with the terms and provisions hereof, will result (1) in a breach of, or default under, any of the terms, conditions or provisions of any material agreement or contract of Buyer or any judgment, decree, order, regulation or rule of any court, arbitral body, or governmental authority to which the Buyer is a party, or any injunction to which Buyer is subject or (2) require any authorization, consent or approval of, exemption or other action by, or notice to, any federal or California governmental agency.

          (f) CORPORATE PROCEEDINGS. All corporate proceedings of the Buyer in connection with the transactions contemplated by this Agreement and the Employment Agreements, and all documents and instruments incident thereto, shall be reasonably satisfactory in substance and form to the Stockholders and their counsel, and the Stockholders and their counsel shall have received all such documents and instruments, or copies thereof, certified if requested, as may be reasonably requested.

     8.   POST-CLOSING COVENANTS.

          (a) EMPLOYMENT OF MESSRS. WALSH AND BAKER. The Buyer agrees to retain as employees of the Company Hugh Walsh and John Baker for a period of two years after the Closing Date at their current or greater salary, with benefits as available to all of the Company employees generally. Buyer agrees that the location of employment for Messrs. Walsh and Baker will be within a 35-mile radius of the Company's current location. Messrs. Walsh or Baker may terminate their employment voluntarily at any time, and the Company may terminate the employment of Messrs. Walsh or Baker prior to the end of the two year period after the Closing Date only (i) with the written consent of Varozza, or if Varozza is unavailable, then with the written consent of Mutascio, in which event the Company would have no further obligations to Messrs. Walsh or Baker, as the case may be or (ii) without cause, provided the Company provides for the payment of the salaries and continuation of benefits to Messrs. Walsh and Baker for the full two-year period following the Closing Date. If the Company terminates Messrs. Walsh or Baker before the expiration of the two-year period after the Closing (in which case the Company will provide for the payment of salaries and continuation of benefits for each terminated person), and if either or both of Messrs. Walsh and Baker desire to continue his benefits for any period up to and including 18 months after the expiration of the two-year period after Closing (the "COBRA PERIOD"), then the Company will provide for a continuation of benefits for Messrs. Walsh or Baker, or both of them, as the case may be, during the COBRA Period, provided that the person choosing to continue his benefits must pay the amount that he would be obliged to pay to continue his benefits if COBRA continuation of benefits were available.

          (b) WAIVER OF SICK PAY. Each Stockholder agrees to forever relinquish and waive any and all claims such Stockholder may have for sick pay accrued in connection with such Stockholder's services to the Company prior to the Closing Date.

     9.   INDEMNIFICATION.

          (a) INDEMNIFICATION BY THE STOCKHOLDERS. The Stockholders shall, jointly and severally, indemnify, defend and hold harmless the Buyer, the Buyer's successors and assigns, the Buyer's officers, directors and agents (individually, an "INDEMNIFIED PERSON") from and against any all damages, awards, judgments, payments, all interest thereon, all reasonable costs and expenses of investigating any claim, lawsuit or arbitration and any appeal therefrom, all actual reasonable attorney's fees incurred in connection therewith, and all amounts paid incident to any compromise or settlement of any such claim, lawsuit or arbitration (individually a "Loss" and collectively, "Losses"), absolute or contingent, sustained by an Indemnified Person by reason of, or arising out of, (i) the inaccuracy, untruth or breach of any representation or warranty made by the Stockholders in this Agreement, the Disclosure Schedule hereto or the Employment Agreement, (ii) the breach of any express, written covenant or agreement contained in Section 5 or Section 9 hereof required to be performed or observed by the Stockholders hereunder, (iii) any liability for taxes of the Company described in Section 10 below, (iv) any liabilities arising out of or related to the operation of the Company's business prior to the Closing Date, which liabilities are not set forth or adequately reserved against or otherwise disclosed on the Interim Balance Sheet or the footnotes thereto, including without limitation any liabilities relating to the Company's or the Stockholders' prior dealings with present or former officers, directors or stockholders and (v) any and all claims made by any party to the lawsuit filed by Rapid Power
Technologies, Inc. against the Company and certain other parties thereto, pending in the United States District Court for the District of Oregon (case no. CV 97 407 AS), including any and all claims against the Company made in any other lawsuit or proceeding relating thereto.

          (b) INDEMNIFICATION BY BUYER. Buyer shall indemnify, defend and hold harmless the Stockholders, the Stockholder's successors and assigns, and the Stockholders' agents from and against any and all Losses, absolute or contingent, sustained by a Stockholder by reason of, or arising out of (i) the inaccuracy, untruth or breach of any representation or warranty made by the Buyer in Section 4 hereof or in any other document delivered in connection with the transactions contemplated by this Agreement and (ii) the breach by the Buyer or the Company of any covenant or agreement required to be performed or observed by either the Buyer or Company hereunder.

          (c) NOTIFICATION OF CLAIMS. If any Party (or parties) the ("INDEMNIFIED PARTY") reasonably believes that he or it is entitled to indemnification hereunder, or otherwise receives notice of the assertion or commencement of any third-party claim, action or proceeding (a "THIRD-PARTY CLAIM"), with respect to which such other Party (parties) (the "INDEMNIFYING PARTY") is obligated to provide indemnification pursuant to Section 9(a) or
(b) above, the Indemnified Party shall promptly give the Indemnifying Party written notice of such claim for indemnification (an "INDEMNITY CLAIM") specifying (i) the nature of such Indemnity Claim and the basis therefor (including a reference to the specific sections of this Agreement or any agreement or document related thereto under which such claim is made) and
(ii) the Loss, if any, that has occurred. The delivery of such notice (a "CLAIM NOTICE") shall be a condition precedent to any liability of the Indemnifying Party for indemnification hereunder. The Indemnifying Party shall have twenty
(20) business days from the receipt of a Claim Notice (the "NOTICE PERIOD") to notify the Indemnified Party of (i) whether or not the Indemnifying Party disputes its liability to the Indemnified Party hereunder with respect to such Indemnity Claim and (ii) in the case of any Third-Party Claim, whether or not, notwithstanding any such dispute, they desire, at their sole cost and expense, to defend the Indemnified Party against such claim or demand.

          (d) RESOLUTION OF INDEMNITY CLAIMS. With respect to any Indemnity Claim involving a Third-Party Claim:

               (i) If the Indemnifying Party disputes its liability with respect to such Indemnity Claim or the amount thereof (whether or not the Indemnifying Party desires to defend the Indemnified Party against a Third-Party Claim as provided in paragraphs (ii) and (iii) below), such dispute shall be resolved in accordance with Section 12(c) hereof. Pending the resolution of any dispute by the Indemnifying Party of its liability with respect to any such Indemnity Claim, the Third-Party Claim or demand shall not be settled without the prior written consent of the Indemnified Party.

               (ii) In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that they desire to defend the Indemnified Party against the

     Third-Party Claim then, except as hereinafter provided, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings, which proceedings shall be settled or prosecuted by the Indemnifying Party; PROVIDED, HOWEVER, that the Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld), consent to the entry of any judgment against the Indemnified Party or enter into any settlement or compromise which does not include, as an unconditional term thereof, the claimant or plaintiff giving the Indemnified Party a release, in form and substance reasonably satisfactory to the Indemnified Party, from all liability in respect of such claim or litigation. If any Indemnified Party desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense. In the event an Indemnified Party should make an Indemnity Claim against the Indemnifying Party that does not involve a Third-Party Claim, the amount of such claim shall be deemed a liability of the Indemnifying Party unless such Indemnifying Party shall timely dispute its liability with respect to such claim or demand within the Notice Period. So long as such Indemnity Claim is so timely disputed by the Indemnifying Party within the Notice Period, the liability of the Indemnifying Party shall be resolved in accordance with Section 12(c) hereof.

          (e) ATTORNEYS' FEES. In connection with any litigation arising out of this Agreement or to enforce any claim pursuant to this Section 9 or Section 10 hereof, the prevailing party shall be entitled to recover from the nonprevailing party its reasonable attorneys' fees and costs, on appeal or otherwise.

          (f) PAYMENT. Upon the determination of the liability for a Loss under this Section 9, the appropriate party shall pay to the other, as the case may be, within ten (10) days after such determination, the amount of any Loss so determined. In the event that the indemnified party is not paid in full within such ten (10) day period then, in addition to any other rights that it may have against any other person, firm or corporation for any such Loss, interest shall accrue on the amount so required to be paid at the rate which is the lesser of
(i) a rate of ten percent (10%) per annum, compounded annually or (ii) the maximum rate of interest permitted under applicable law.

          (g) TIME LIMITATION FOR BREACH OF WARRANTY AND OTHER INDEMNIFICATION. Any and all claims for indemnification under this Section 9 must be brought prior to the eighteenth (18th) month anniversary of the Closing Date, except for claims based upon (i) the inaccuracy, untruth or breach of any representation or warranty made by the Stockholders in Sections 3(c), 3(h) or 3(y), which must be brought prior to the third anniversary of the Closing Date and (ii) the inaccuracy, untruth or breach of any representation or warranty made by the Stockholders in Section 3(w) or for breach of the indemnity agreement contained in Section 10 hereof, which must be brought prior to the date which is 90 days following the earlier of (A) the expiration of the statute of limitations applicable to the respective tax matter referred to in such Section 3(w) or
Section 10 or (B) the fourth anniversary of the Closing Date. Notwithstanding anything herein to the contrary, the limitations set forth in this Section 9(g) shall not apply to any claims arising out of fraud in the making of representations and warranties set forth herein.

          (h)  INDEMNITY BASKET; CAP; OTHER LIMITATIONS.

               (A) Notwithstanding the foregoing provisions of this Section 9, Buyer, on behalf of each of the Indemnified Persons, agrees that the Indemnified Persons shall have no right to indemnity under the provisions of Section 9(a) until such time as the aggregate amount of Losses suffered or incurred by all of the Indemnified Persons, as a group, exceeds $100,000 (the "Indemnity Basket"), and that if such aggregate Losses as aforesaid do eventually exceed the Indemnity Basket, then all Losses in excess of such $100,000 shall thereupon be subject to indemnification hereunder. In addition, prior to asserting any claim for indemnity under this Agreement, the party seeking such indemnity must first seek reimbursement for any and all Losses from any applicable insurance coverage. The parties agree that any indemnity provided by this Agreement is not to be deemed insurance (whether primary or excess or otherwise) for purposes of seeking reimbursement from the applicable insurance coverage.

               (B) The maximum aggregate amount payable by the Stockholders for any and all Losses or any other matter whatsoever arising out of, related to, or in connection with, this Agreement, any of the other documents or certificates delivered hereby, or any of the transactions contemplated hereby or thereby, is $5,000,000 (the "CAP").

               (C) Notwithstanding the provisions of Section 9(i)(A) and 9(i)(B) above, Losses arising from (i) a breach of the representations and warranties set forth in Section 3(w) or for breach of the indemnity agreement contained in Section 10 hereof and (ii) claims for indemnification arising under clause (v) of Section 9(a) above shall be indemnifiable from the first dollar without regard to the Indemnity Basket or Cap.

               (D) In addition to the other applicable limitations herein, the Parties agree that any adjustment to the Audited Closing Date Balance Sheet that increases an account for a liability, reserve, accrual or the like will preclude an Indemnified Person from seeking indemnification of a Loss hereunder to the extent of such adjustment. The Parties further agree that there shall not be any multiple recovery for any Loss.

               (E) In calculating the amount of any indemnifiable Loss there shall be deducted any actual tax benefit realized by the Indemnified Person.

     10.  TAXES.

          (a) TAXES SUBJECT TO INDEMNIFICATION. The taxes subject to indemnification under Section 10(a) are all taxes of the Company, including interest and penalties, in excess of any liability accrued for taxes (excluding reserves for deferred taxes) reflected on the Audited Closing Date Balance
Sheet:

               (i) imposed on the Company with respect to taxable periods ending on or before the Closing, including taxes imposed under Section 1.1502-6 of the Treasury Regulations and similar provisions of state or local law; or

               (ii) resulting from the breach of any representation or warranty of Stockholders contained in Section 3(w) hereof which shall not be eligible for indemnification under Section 9 of this Agreement.

          (b) COMPUTATION OF TAX LIABILITY. For purposes of computing the amount of the tax liability subject to indemnification pursuant to paragraph (i) of subsection (a) and the amount of tax liability subject to reimbursement under subsection (c), any taxable year or other period that begins before and ends after the Closing shall be deemed to end at the close of business on the Closing. Taxes attributable to pre-Closing and post-Closing periods shall be computed based on a closing of the books method, except that periodic taxes such as real and personal property taxes shall be prorated.

          (c) PREPARATION OF RETURNS. The Company shall cause to be prepared all returns which are in respect of the taxes of the Company or any predecessor-in-interest for taxable years or periods beginning prior to the Closing but which are due to be filed (taking into account any applicable extensions of time for filing) after the Closing. The Company shall in a timely fashion prepare such returns in a manner consistent with prior practice and applicable law and treating as deductible expenses all amounts paid by the Company as compensation. In the event the Stockholders disagree with a return as prepared by the Company, the matter will be submitted to the Independent Accountants for resolution. Upon completion of any return, the Stockholders, upon proper notification and satisfactory documentation of the amount of tax due with respect to the return in question, shall pay to the Company, within ten
(10) business days of demand by the Company, the amount of tax due in accordance with Section 10(a) above.

          (d) COOPERATION; NOTICE. The Company and Stockholders shall cooperate with each other in the conduct of any audit or other proceedings involving the Company or any entity with which it is consolidated or combined for any tax purposes. In the event a written claim shall be made by any governmental authority which, if successful, would result in an obligation on the part of either of the Stockholders to indemnify any Indemnified Person pursuant to this section, the Indemnified Person shall within ten (10) business days of receipt of such claim give notice to Stockholders of the same in writing specifying in reasonable detail the basis of such claim, action or suit and the facts pertaining thereto, and shall not make payment of the tax claimed for at least thirty (30) days after the giving of such notice. If either or both of the Stockholders wishes to contest such claim, such Stockholder(s) shall have the right to control and make all decisions regarding such audit or contest, including selection of a forum for contest, and the Indemnified Person agrees that in such event it shall execute, deliver and file a power of attorney naming the Stockholders and its counsel or appropriate agent as attorneys-in-fact for such audit or contest and such other instruments or documents as may be reasonably requested by such Stockholder(s) to carry out the provisions of this paragraph; provided, however, that without the consent of the Company (which consent shall not be unreasonably withheld), the Stockholders shall not settle or otherwise compromise any such audit or contest if it would have the effect of materially increasing the Company's liability for taxes for any taxable period after the Closing.

     11.  TERMINATION.

          (a) TERMINATION OF AGREEMENT. The Parties may terminate this Agreement as provided below:

               (i) the Buyer and the Stockholders may terminate this Agreement by mutual written consent at any time prior to the Closing;

               (ii) the Buyer may terminate this Agreement by giving written notice to the Stockholders at any time prior to the Closing in the event the Stockholders are in breach of any representation, warranty or covenant contained in this Agreement and such breach has not been cured within fifteen (15) days of written notice thereof, and the Stockholders may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing in the event the Buyer is in breach of any representation, warranty or covenant contained in this Agreement and such breach has not been cured within fifteen (15) days of written notice thereof;

               (iii) the Buyer may terminate this Agreement by giving written notice to the Stockholders at any time prior to the Closing if the Closing shall not have occurred on or before May 29, 1998 by reason of the failure of any condition precedent under Section 6 hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty or covenant contained in this Agreement); or

               (iv) the Stockholders may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing if the Closing shall not have occurred on or before May 29, 1998 by reason of the failure of any condition precedent under Section 7 hereof (unless the failure results primarily from the Stockholders itself breaching any representation, warranty or covenant contained in this Agreement).

          Nothing contained in this Section 11(a) shall alter, affect, modify or restrict any Parties' rights to rely on and/or seek indemnification for a breach of any of the representations and warranties and/or conditions or covenants of any of the Parties contained in this Agreement.

          (b) EFFECT OF TERMINATION. If either the Buyer or the Stockholders terminate this Agreement pursuant to Section 11(a) above, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party.

     12.  MISCELLANEOUS.

          (a) EXPENSES. Except as set forth below in this Section 12 or as otherwise specifically provided for in this Agreement, the Company shall bear its expenses and the expenses of the Stockholders, and the Buyer shall bear its expenses (including in each case the fees of attorneys, auditors and financial advisors) in connection with the transactions contemplated hereby, whether or not the transactions contemplated hereby shall be consummated.

          (b) NOTICES. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered personally, (ii) mailed, certified or registered mail, with postage prepaid or (iii) sent by next-day or overnight mail or delivery or sent by telecopy or telegram, as follows:

               (i) if to the Buyer, prior to the Closing and the Company, after the Closing, to:

                      Elgar Electronics Corporation
                      9250 Brown Deer Road
                      San Diego, CA  92121
                      Attn:  Christopher W. Kelford
                      Ph:  619-450-0085
                      Fax:  619-458-0257

                      and

                      J.F. Lehman & Company
                      450 Park Avenue
                      New York, NY  10022
                      Attn:  Keith Oster
                      Ph:  212-634-1150
                      Fax:  212-634-1155

                      with copies to:

                      Gibson Dunn & Crutcher LLP
                      333 South Grand Avenue
                      Los Angeles, CA 90071
                      Attn:  Kenneth M. Doran
                      Ph:  213-229-7537
                      Fax:  213-229-6537

               (ii)   if to the Stockholders, to:

                      Joseph A. Varozza, Jr.
                      106 Ravinia Way
                      Los Gatos, California  95030
                      Ph:  408-356-5388

                      Vincent S. Mutascio
                      400 Santa Rosa Drive
                      Los Gatos, California  95032
                      Ph:  408-358-1798
                      with a copy to:

                      Wilson Sonsini Goodrich & Rosati
                      650 Page Mill Road
                      Palo Alto, CA 94304-1050
                      Attn:  John B. Goodrich and Thomas C. Klein
                      Ph:  650-493-9300
                      Fax:  650-493-6811

or, in each case, at such other address as may be specified in writing to the other parties hereto.

          All such notices, requests, demands, waivers and other communications shall be deemed to have been received (i) if by personal delivery on the day after such delivery, (ii) if by certified or registered mail, on the seventh business day after the mailing thereof, (iii) if by next-day or overnight mail or delivery, on the day delivered, (iv) if by telecopy or telegram, on the next day following the day on which such telecopy or telegram was sent, provided that a copy is also sent by certified or registered mail.

          (c) GOVERNING LAW; JURISDICTION FOR DISPUTES; ETC. Buyer and the Stockholders hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of California and the Federal courts of the United States of America located in the State of California in respect of the interpretation and enforcement of the provisions of this Agreement and the other documents, and in respect of the transactions contemplated hereby and thereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or the other documents may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such actions or proceedings shall be heard and determined exclusively in such a California State or Federal court located in the State of California. The Buyer and the Stockholders consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 11(b) or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

          (d) BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

          (e) ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests or obligations hereunder without the prior written approval of the Buyer and the Stockholders; PROVIDED, HOWEVER, that the Buyer may assign its rights to indemnity hereunder as additional collateral to its lenders.

          (f) NO THIRD PARTY BENEFICIARIES. Nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective heirs, successors and permitted assigns, except that the post-closing covenant in Section 8(a) hereof shall be for the benefit of Messrs. Walsh and Baker who shall have rights pursuant to only such Section 8(a).

          (g) AMENDMENT; WAIVERS, ETC. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.

          (h) ENTIRE AGREEMENT. This Agreement, including the Schedules, Disclosure Schedule and Exhibits hereto, constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

          (i) SEVERABILITY. If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative, or unenforceable to any extent whatsoever; provided that the material economic terms of the transaction are not materially modified by such circumstances.

          (j) HEADINGS. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

          (k) COUNTERPARTS; FACSIMILE. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. The reproduction of signatures by means of telecopying device shall be treated as though such reproductions are executed originals.

          (l) SOLE REMEDY. Other than rights to equitable relief to the extent available, the Buyer's and the Stockholders' (and any and all Indemnified Party's) sole remedy for any and all matters arising out of, or related to, this Agreement, shall be limited to the indemnification rights set forth in Sections 9 and 10 (subject to the limitations contained therein).

          IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                              JOSEPH A. VAROZZA, JR.

                              /s/ Joseph A. Varozza, Jr.
                              -----------------------------------------

                              VINCENT S. MUTASCIO

                              /s/ Vincent S. Mutascio
                              -----------------------------------------

                              ELGAR ELECTRONICS CORPORATION


                              By: /s/ Kenneth R. Kilpatrick
                                 --------------------------------------
                                 Kenneth R. Kilpatrick,
                                 President and Chief Executive Officer

                              By: /s/ Christopher W. Kelford
                                 --------------------------------------
                                 Christopher W. Kelford,
                                 Vice President--Finance and Chief
                                   Financial Officer

                                  EXHIBIT A


                 SHARE OWNERSHIP AND PURCHASE PRICE ALLOCATION


NAME                      SHARES OWNED               PURCHASE PRICE
----                      ------------               --------------

Vincent S. Mutascio         384,000                     $8,900,000

Joseph A. Varozza, Jr.      384,000                     $8,900,000




























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